                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant /X/       Filed by a Party other than the Registrant / /
- --------------------------------------------------------------------------------

Check the appropriate box:

/X/  Preliminary Proxy Statement
/X/ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                IMMUNOGEN, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:
- --------------------------------------------------------------------------------

[IMMUNOGEN LOGO]
148 Sidney Street, Cambridge, MA 02139-4239
                                     TEL: (617) 769-4242     FAX: (617) 255-1489

                                                                October 11, 1996
Dear Shareholder:

     You are cordially invited to attend the 1996 Annual Meeting of Shareholders of ImmunoGen, Inc. to be held at 10:00 a.m. on Tuesday, November 12, 1996 at The Atrium, One Financial Center, Second Floor, Boston, Massachusetts.

     The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the matters that will be presented at the Annual Meeting. At the Annual Meeting, six members will be elected to the Board of Directors. The Board of Directors recommends the election of the six nominees named in the enclosed Proxy Statement. In addition, the Board of Directors recommends the approval of a proposal to issue 12,000 shares of the Company's Series B Convertible Preferred Stock (the "Series B Stock") and related common stock purchase warrants (the "Warrants"), with the effect that, upon conversion of all shares of Series B Stock and exercise of the Warrants, the holders of the Series B Stock could own in excess of 20% of the number of shares of the Company's Common Stock outstanding on the date of issuance of the Series B Stock.

     Whether you plan to attend the Annual Meeting or not, it is important that you promptly complete, sign, date and return the enclosed proxy card in accordance with the instructions pertaining to the card. This will ensure your proper representation at the Annual Meeting.

                                          Sincerely,

                                          /s/ MITCHEL SAYARE
                                          MITCHEL SAYARE

           YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY PROMPTLY.

                                IMMUNOGEN, INC.
                               148 SIDNEY STREET
                      CAMBRIDGE, MASSACHUSETTS 02139-4239

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON NOVEMBER 12, 1996

To Shareholders of
  ImmunoGen, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of ImmunoGen, Inc. (the "Company") will be held at The Atrium, One Financial Center, Second Floor, Boston, Massachusetts, on Tuesday, November 12, 1996 at 10:00 a.m. Boston time for the following purposes:

          1. To fix the number of directors at six and to elect six directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

          2. To consider and act upon a proposal to issue 12,000 shares of the Company's Series B Convertible Preferred Stock (the "Series B Stock") and related common stock purchase warrants (the "Warrants"), with the effect that, upon conversion of all shares of Series B Stock and exercise of the Warrants, the holders of Series B Stock could own in excess of 20% of the number of shares of the Company's Common Stock outstanding on the date of issuance of the Series B Stock.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     Only shareholders of record at the close of business on September 25, 1996 will receive notice of the Annual Meeting and be entitled to vote at the Annual Meeting or any adjournment(s) thereof. The transfer books will not be closed.

     You are cordially invited to attend the Annual Meeting in person, if possible. Whether you plan to attend the Annual Meeting or not, please complete, sign and date the enclosed Proxy and return it in the envelope enclosed for this purpose. The Proxy is revocable by the person giving it at any time prior to the exercise thereof by written notice received by the Company, by delivery of a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                                          By order of the Board of Directors

                                          /s/ JOHNTHAN L. KRAVETZ
                                          JONATHAN L. KRAVETZ, ESQ.
                                          Clerk

October 11, 1996

                                IMMUNOGEN, INC.
                               148 SIDNEY STREET
                      CAMBRIDGE, MASSACHUSETTS 02139-4239

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON NOVEMBER 12, 1996
                             ---------------------

                              GENERAL INFORMATION

     Introduction. This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of ImmunoGen, Inc. (the "Company") of Proxies for use at the Annual Meeting of Shareholders of the Company to be held at The Atrium, One Financial Center, Second Floor, Boston, Massachusetts on Tuesday, November 12, 1996 at 10:00 a.m. and at any adjournments thereof (the "Meeting"), and, together with the enclosed Form of Proxy and Annual Report to Shareholders for the Fiscal Year ended June 30, 1996, is being mailed to the shareholders on or about October 11, 1996. The Annual Report does not form any part of this Proxy Statement.

     Voting and Revocability of Proxies. When the Proxy of a shareholder is duly executed and returned, the shares represented thereby will be voted in accordance with the voting instructions given on the Proxy by the shareholder. If no such voting instructions are given on a Proxy with respect to one or more proposals, the shares represented by that Proxy will be voted, with respect to the election of Directors, for the nominees named herein, and with respect to other proposals, in accordance with the recommendations of the Board. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Meeting and voting in person.

     Cost of Solicitation. The entire cost of this solicitation will be paid by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex, telecopy and personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for such solicitation. In addition, the Company has hired Morrow & Co. to act as its proxy solicitation agent to assist in the solicitation of proxies for the Meeting. The Company estimates that the fee payable to Morrow & Co. for such services will be approximately $7,500.

     Quorum and Voting. Only shareholders of record of the Company's 16,961,494 shares of Common Stock, $.01 par value, (the "Common Stock") outstanding as of the close of business on September 25, 1996, will be entitled to vote. Each share of Common Stock is entitled to one vote at the Meeting. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. No appraisal rights exist for any action to be taken at the Meeting.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of September 13, 1996 by (i) each person or entity known by the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table below, and (iv) all current executive officers and Directors of the Company as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

                                                                                         PERCENTAGE
                                                                     NUMBER OF SHARES    OF SHARES
 NAME AND ADDRESS OF                                                  BENEFICIALLY     BENEFICIALLY
 BENEFICIAL OWNER**                                                     OWNED(1)         OWNED(1)
- --------------------                                                 ----------------   ------------
Aeneas Venture Corporation(2)......................................      1,178,659           6.9%
  600 Atlantic Avenue
  Boston, Massachusetts 02210
Capital Ventures International(3)..................................      1,160,000           6.5%
  One Capitol Place, P.O. Box 1787 GT
  Grand Cayman, Cayman Islands, BWI
Mitchel Sayare(4)..................................................        452,667           2.6%
Walter A. Blattler(5)..............................................        235,061           1.4%
Michael R. Eisenson(6).............................................             --            --
Stuart F. Feiner(7)................................................          2,100            *
Donald E. O'Neill(8)...............................................         10,000            *
Frank J. Pocher(9).................................................        191,250           1.1%
Dixie-Lee W. Esseltine, M.D.(10)...................................         69,867            *
Carol A. Gloff(11).................................................         76,667            *
All current executive officers and Directors as a group (8               1,037,612           5.8%
  persons)(12).....................................................

- ---------------

 * Represents beneficial ownership of less than 1% of the Common Stock.
** Addresses are given for beneficial owners of more than 5% of the outstanding
   Common Stock only.

 (1) Share ownership includes shares of Common Stock issuable upon exercise of certain outstanding options as described in the footnotes below.
 (2) Includes 10,000 shares of Common Stock which Aeneas Venture Corporation may acquire upon the exercise of Director's options within 60 days after September 13, 1996.
 (3) Includes 1,009,000 shares of Common Stock which Capital Ventures International may acquire upon the exercise of warrants within 60 days after September 13, 1996.
 (4) Includes 314,667 shares of Common Stock which Mr. Sayare may acquire upon the exercise of options within 60 days after September 13, 1996.
 (5) Includes 190,061 shares of Common Stock which Dr. Blattler may acquire upon the exercise of options within 60 days after September 13, 1996.
 (6) Michael R. Eisenson, a Director of the Company, is President and Chief Executive Officer of Harvard Private Capital Group, Inc. The outstanding capital stock of Harvard Management Company, Inc., the parent company of Harvard Private Capital Group, Inc., and Aeneas Venture Corporation is owned by

     The President and Fellows of Harvard College. Mr. Eisenson owns no shares of Common Stock and disclaims beneficial ownership of the shares owned by Aeneas Venture Corporation. Pursuant to an agreement among the Company, Aeneas Venture Corporation and Mr. Eisenson, grants of stock options in respect of Mr. Eisenson's service as a Director are granted directly to Aeneas Venture Corporation.
 (7) Stuart F. Feiner, a Director of the Company, is the Executive Vice President, General Counsel and Secretary of Inco Limited, which owns 11,856 shares of Common Stock. He is also President of Inco Securities Corp., a subsidiary of Inco Limited, which owns 258,947 shares of Common Stock, and Chairman of the general partner of North American Partners Limited Partnership II, which owns 19 shares of Common Stock. Mr. Feiner disclaims beneficial ownership of the shares of Common Stock held by each of such shareholders. Mr. Feiner individually owns 2,100 shares as of September 13, 1996. He is also named as direct owner of a non-qualified option to acquire 10,000 shares of Common Stock granted by the Company in July 1992, which option is exercisable with respect to all 10,000 shares within 60 days after September 13, 1996; however, Mr. Feiner disclaims all beneficial interest in the derivative securities and underlying shares pursuant to an arrangement made between Mr. Feiner and Inco Limited, assigning all benefit to that entity.
 (8) Consists of 10,000 shares of Common Stock which Mr. O'Neill may acquire upon the exercise of options within 60 days after September 13, 1996.
 (9) Includes 181,250 shares of Common Stock which Mr. Pocher may acquire upon the exercise of options within 60 days after September 13, 1996.
(10) Includes 69,867 shares of Common Stock which Dr. Esseltine may acquire upon the exercise of options within 60 days after September 13, 1996.
(11) Consists of 76,667 shares of Common Stock which Dr. Gloff may acquire upon the exercise of options within 60 days after September 13, 1996.
(12) See also footnotes (4), (5), (6), (7), (8), (9), (10) and (11).

INFORMATION ABOUT DIRECTORS AND CURRENT EXECUTIVE OFFICERS

     The names of the Directors and certain information about them are set forth below:

            NAME OF DIRECTOR           AGE    PRINCIPAL OCCUPATIONS DURING THE LAST FIVE YEARS
    ---------------------------------  ----  --------------------------------------------------
    Mitchel Sayare...................    48  Mitchel Sayare, Chief Executive Officer, a
                                             Director since 1986 and Chairman of the Board
                                             since 1989, joined the Company in 1986. From 1986
                                             until 1992 he also served as President of the
                                             Company. From 1982 to 1985, Mr. Sayare was Vice
                                             President for Development at Xenogen, Inc., a
                                             biotechnology company specializing in monoclonal
                                             antibody-based diagnostic systems for cancer. From
                                             1977 to 1982, Mr. Sayare was Assistant Professor
                                             of Biophysics and Biochemistry at the University
                                             of Connecticut. He holds a Ph.D. in Biochemistry
                                             from Temple University School of Medicine. Mr.
                                             Sayare serves on the Board of Directors of
                                             ImmuCell Corporation.

            NAME OF DIRECTOR           AGE    PRINCIPAL OCCUPATIONS DURING THE LAST FIVE YEARS
    ---------------------------------  ----  --------------------------------------------------
    Walter A. Blattler...............    47  Walter A. Blattler, Ph.D., elected a Director on
                                             September 29, 1995, serves as Senior Vice
                                             President, Research and Development. Dr. Blattler
                                             joined the Company in October 1987. From 1981 to
                                             1987 Dr. Blattler was chief scientist for the
                                             ImmunoGen-supported research program at the
                                             Dana-Farber Cancer Institute. Dr. Blattler
                                             received his Ph.D. from the Swiss Federal
                                             Institute of Technology in Zurich in 1978.
    Michael R. Eisenson..............    41  Michael R. Eisenson, a Director since 1986, is
                                             President and Chief Executive Officer of Harvard
                                             Private Capital Group, Inc., which he joined in
                                             1986. Between 1981 and 1986 Mr. Eisenson held the
                                             position of Manager, Boston Consulting Group. Mr.
                                             Eisenson serves on the Boards of Directors of
                                             Harken Energy Corporation, NHP Incorporated, and
                                             Somatix Therapy Corporation, as well as several
                                             private companies.
    Stuart F. Feiner.................    48  Stuart F. Feiner, a Director since 1984, has been
                                             Executive Vice President, General Counsel and
                                             Secretary of Inco Limited since August 1993, after
                                             having served as Vice President, General Counsel
                                             and Secretary of Inco Limited from April 1992 to
                                             August 1993. From January 1984 until April 1992,
                                             Mr. Feiner was President of Inco Venture Capital
                                             Management, the venture capital unit of Inco
                                             Limited. Mr. Feiner serves on the Board of
                                             Directors of The Liposome Company, Inc., and
                                             Nuinsco Resources Limited, in addition to a number
                                             of private companies.
    Donald E. O'Neill................    70  Donald E. O'Neill has been a Director since July
                                             1992. Prior to his retirement in March 1991, Mr.
                                             O'Neill had been an executive of Warner Lambert
                                             and Company since 1971, serving most recently as
                                             Executive Vice President, Chairman of
                                             International Operations and a member of the Board
                                             of Directors. Mr. O'Neill serves on the Boards of
                                             Directors of Alliance Corporation, New Jersey
                                             Resources, Scios Nova, Inc., Targeted Genetics,
                                             M.D.L. Information Services and Cytogen Corp.

            NAME OF DIRECTOR           AGE    PRINCIPAL OCCUPATIONS DURING THE LAST FIVE YEARS
    ---------------------------------  ----  --------------------------------------------------
    Frank J. Pocher..................    55  Frank J. Pocher, elected a Director on September
                                             29, 1995, serves as the Company's Vice President,
                                             Chief Financial Officer and Treasurer. Mr. Pocher
                                             joined the Company in November 1988. Prior to
                                             joining the Company, Mr. Pocher was Executive Vice
                                             President and Chief Financial Officer of Seragen,
                                             Inc., a biotechnology company. From 1980 to 1984,
                                             Mr. Pocher served as Chief Financial Officer and
                                             then President and Chief Executive Officer of
                                             Aviation Simulation Technology, Inc. Prior to that
                                             time, he held a variety of senior financial
                                             positions at General Electric Company and
                                             Honeywell, Inc. Mr. Pocher holds an MBA from
                                             Rutgers University.

     The name of, and certain information regarding, each current executive officer of the Company who is not a member of the Board of Directors is set forth below. Executive officers serve at the pleasure of the Board of Directors.

        NAME OF EXECUTIVE OFFICER      AGE    PRINCIPAL OCCUPATION DURING THE LAST FIVE YEARS
    ---------------------------------  ----  --------------------------------------------------
    Dixie-Lee W. Esseltine, M.D......    49  Dixie-Lee W. Esseltine, M.D., FRCPC, Vice
                                             President, Medical Affairs, joined the Company in
                                             1992 as Director of Oncology. In 1995 she was
                                             promoted to Vice President, Medical Affairs. From
                                             1990 to 1992, Dr. Esseltine was employed by
                                             Ortho-McNeil (Johnson & Johnson) Canada as an
                                             Associate Director responsible for the
                                             Hematology/Oncology, Immunology and Psychiatry
                                             therapeutic areas. Prior to joining industry, Dr.
                                             Esseltine was Assistant Director of Hematology at
                                             the Montreal Childrens' Hospital and Associate
                                             Professor of Pediatrics, McGill University from
                                             1978 to 1990.

        NAME OF EXECUTIVE OFFICER      AGE    PRINCIPAL OCCUPATION DURING THE LAST FIVE YEARS
    ---------------------------------  ----  --------------------------------------------------
    Carol A. Gloff...................    44  Carol A. Gloff, Ph.D., serves as Vice President
                                             and Chief Regulatory Officer. Dr. Gloff joined the
                                             Company in November 1993. Prior to joining the
                                             Company, Dr. Gloff held various positions at
                                             Alkermes, Inc., a neuropharmaceutical company,
                                             including Director of Product Development and,
                                             most recently, Vice President of Regulatory
                                             Affairs. From 1984 to 1990, Dr. Gloff held a
                                             variety of positions at Triton Biosciences, Inc.,
                                             a biotechnology firm, most recently as Manager of
                                             Toxicology/Pharmacology. Prior to that time, Dr.
                                             Gloff held positions at Pennwalt Pharmaceuticals
                                             and the University of Rochester Medical Center.
                                             Dr. Gloff holds a Ph.D. in Pharmaceutical
                                             Chemistry from the University of California, San
                                             Francisco.

                             EXECUTIVE COMPENSATION

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside, non-employee Directors. The Committee determines the base salaries of the Company's executive officers and the amount of annual bonus awards, if any, to be paid to the executive officers. In addition, the Committee administers the Company's Restated Stock Option Plan under which stock options may be granted to executive officers and other employees and under which the Company's non-employee Directors receive periodic, non-discretionary stock option grants.

COMPENSATION POLICY AND COMPONENTS OF COMPENSATION

     The Committee's fundamental executive compensation philosophy is to enable the Company to attract and retain key executive personnel and to motivate those executives to achieve the Company's objectives. The biotechnology industry is extremely competitive with respect to recruitment and retention of qualified personnel.

     The Company has remained in a research and development phase and has not yet achieved profitability or booked commercial revenues from the sale of its products; therefore, traditional methods of evaluating executive performance, such as profit levels and stock price, are inappropriate. Accordingly, assessment of each executive's performance is based on attainment of his or her specific personal objectives in light of the Company's overall annual strategic goals.

     Each executive officer's compensation package is reviewed annually and is comprised of up to three components: base salary, incentive cash bonuses and stock options. In addition to these components, executive officers of the Company are eligible to participate in all employee benefit programs generally available to all other Company employees.

     Progress toward the Company's broad strategic goals of becoming a profitable biopharmaceutical company is measured by specific corporate objectives and annual milestones. Personal objectives and milestones by which individual executives of the Company are evaluated fit within the framework of the Company's overall goals and objectives. Subjective factors, such as changes in business conditions and other relevant external circumstances, are also taken into consideration. The Company believes the nature of its specific goals and milestones and progress toward their achievement constitute proprietary and confidential information, disclosure of which would place the Company at a competitive disadvantage.

BASE SALARY

     Despite successful short-term financing efforts during fiscal 1996, the Company's current cash position continues to require that substantial additional funding be obtained. In light of those cash needs, for fiscal 1995 and fiscal 1996 the Committee decided not to approve any increases in base salary to the Company's executive officers until such time as that additional funding is obtained. In addition, effective January 1995 a voluntary reduction in salaries was implemented and the base salary of each executive officer was frozen at

- ---------------

(1) The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.

80% of his or her salary level then in effect. In fiscal 1996, the Compensation Committee determined not to repay the 20% of salaries deferred since January, 1995, and to continue the 20% salary reduction for certain executive officers until such time as the Committee determines it is appropriate to restore salaries to their levels prior to the voluntary 20% reduction. Prior to this action, the Committee set the salaries of executive officers by reviewing surveys of biotechnology industry compensation as well as other available information on the base salaries of executive officers in comparable positions in other biotechnology companies. There is substantial overlap between the biotechnology companies, the compensation practices of which are reflected in such surveys and the biotechnology companies included in the Nasdaq Pharmaceutical Stocks Total Return Index (see "Stock Price Performance Graph"). Comparative factors considered include, but are not limited to, company size, stage of development of a company's products and geographic location. The Committee uses the collected data and applies the members' significant experience in hiring and managing personnel in a biopharmaceutical environment to set base salaries. The Committee takes into account, for both new and current executive officers, not only competitive factors but also breadth of experience, length of service with the Company and recent individual performance of those officers. It is not the Company's intent to establish fixed levels of compensation in general or for specific positions, but rather to establish compensation on a case-by-case basis as recommended by management and determined by the Committee in the exercise of the members' best judgment. Salaries of executive officers of the Company, as currently paid, are estimated to range from the 25th percentile to the 75th percentile of the comparable average salaries for executives of biotechnology companies of similar size. The salary of the Company's Chairman of the Board and Chief Executive Officer is estimated to be in the 25th percentile of such range. The Committee believes the base salaries of its executive officers are reasonable in comparison to similarly situated biotechnology companies.

     In certain cases initial annual base compensation was established pursuant to employment agreements with executive officers (see "Employment Contracts, Termination of Employment and Change in Control Agreements"). The terms of such employment contracts were reviewed and authorized by the Board of Directors of the Company (including members of the Committee but excluding any interested officer) and were consistent with the Company's compensation policies then in place.

BONUS AWARDS

     The Company does not have formal incentive or bonus plans for executives. As part of the review and setting of annual compensation by the Committee, annual incentive cash bonuses of up to 25% to 30% of base salary tied to the achievement of certain specified corporate objectives and milestones have, to date, been paid only to Mr. Mitchel Sayare, Chairman of the Board and Chief Executive Officer, and to the Company's former President and Chief Operating Officer. Awards have been based on the attainment by the Company of specific annual milestones set by the Committee and are granted at the discretion of the Committee. No bonuses were paid in respect of fiscal 1996 performance.

STOCK OPTION PLAN

     Subject to the provisions of the Company's Restated Stock Option Plan, the Committee has the authority to determine the terms under which options are granted under the Plan and the individuals to whom such options may be granted. The Committee believes that equity participation is a key component of its executive compensation program. The stock option program is the Company's major long-term incentive plan, designed to retain executive officers and other employees and motivate them to enhance shareholder value by aligning the long-term interests of the Company's employees with those of its outside shareholders. Stock options provide an effective long-term incentive for executive officers and other employees to create shareholder value since the full benefit of the options cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a number of years. The executive officers participate in the Restated Stock Option Plan in the same manner as all of the Company's employees. Initial stock option awards are individually determined prior to employment at levels based upon an employee's potential contribution to the Company's growth and are designed to be competitive with awards by other companies within the biotechnology industry. Subsequent annual stock option awards are based on individual performance and position within the Company. Also taken into consideration is the aggregate amount of stock options granted to an individual. All of the Company's current executive officers were awarded stock options in June 1994, March 1995 and March 1996 for fiscal years 1994, 1995 and 1996, respectively. All options have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant. The options granted to the executive officers for fiscal year 1994 vest ratably over four years following the date of grant; the options granted to the executive officers for fiscal year 1995 vest one year from the date of grant; and the options granted to the executive officers for fiscal year 1996 vest ratably over three years beginning on the date of grant. Vesting of options may be accelerated and options may become fully exercisable upon the occurrence of certain events such as a change in control of the Company (see "Employment Contracts, Termination of Employment and Change in Control Agreements").

     In addition to incentive stock options, the Committee also has discretionary authority under the Restated Stock Option Plan to grant non-qualified options to certain individuals, including executive officers of the Company. To date, of the current and former executive officers, only Mr. Sayare and the former President and Chief Operating Officer have been granted non-qualified options. In each case, the options were granted with exercise prices equal to the fair market value of the Common Stock on the date of grant and were scheduled to vest over four years. The non-qualified option granted to the former President and Chief Operating Officer was forfeited as a result of his resignation.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In connection with the Committee's decision not to increase base salaries and the voluntary 20% reduction in salaries, Mr. Sayare received no increase in base salary during fiscal 1995 or fiscal 1996. In addition, since January 1995 Mr. Sayare's base salary has been 80% of $257,000, or $205,600. The Compensation Committee has determined not to pay the 20% reduction withheld to date, and resumption of full salary payments will not resume until such time as the Committee deems it appropriate in light of the Company's financial condition. For fiscal 1996, as in prior years, Mr. Sayare's annual base salary was determined in accordance with the criteria outlined in other sections of this report, the Committee's evaluation of the Company's overall performance, and Mr. Sayare's individual performance, subject to the Committee's decision not to increase base salaries currently and the voluntary 20% reduction in salaries. Performance was measured by achievement of certain goals such as substantially reducing Company expenses, focusing the Company's clinical effort on Oncolysin B, and the establishment of funding arrangements.

     No cash bonus was paid to Mr. Sayare in fiscal 1996. In July 1993, June 1994, March 1995 and March 1996 Mr. Sayare was granted options to purchase 40,000 shares, 30,000 shares, 75,000 shares and 125,000 shares, respectively, of Common Stock. These options were awarded based upon Mr. Sayare's performance in each of those years. The options granted in fiscal year 1994 vest ratably over four years following the date of grant, the options granted in fiscal year 1995 vest one year from the date of grant and the options granted in fiscal 1996 vest ratably over three years beginning on the date of grant. All options are subject to Mr. Sayare's continued employment with the Company and were issued with exercise prices equal to the fair market value of Common Stock on the date of grant.

CERTAIN AGREEMENTS

     The Company has entered into agreements with certain of its executive officers relating to employment, separation and severance. In making determinations of salary and benefits to be provided under the aforementioned employment, separation and severance agreements, the Committee took into consideration, in addition to contractual commitments, Company policies and the benefits to the Company of an orderly transition (see "Employment Contracts, Termination of Employment and Change in Control Agreements").

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                              MICHAEL R. EISENSON
                                STUART F. FEINER
                               DONALD E. O'NEILL

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Committee members are Messrs. Michael R. Eisenson, Stuart F. Feiner and Donald E. O'Neill. None of these Directors is or has been an officer or employee of the Company. Mr. Sayare, though not a member of the Committee, has in prior years assisted the Committee in determining the compensation packages awarded to executive officers other than himself. Mr. Sayare provided supplemental information regarding performance evaluations of executive officers other than himself, in addition to making written annual performance reviews of such executive officers available to the Committee.

SUMMARY COMPENSATION TABLE

     The following table (the "Summary Compensation Table") sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of its executive officers whose total annual salary and bonus exceeded $100,000 in fiscal year 1996.

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                  ANNUAL COMPENSATION             ------------
                                       -----------------------------------------   SECURITIES    ALL OTHER
           NAME AND                                               OTHER ANNUAL     UNDERLYING   COMPENSATION
      PRINCIPAL POSITION         YEAR  SALARY($)(1)    BONUS($)  COMPENSATION($)   OPTIONS(#)      ($)(3)
- -------------------------------  ----  ------------    --------  ---------------  ------------  ------------
Mitchel Sayare.................  1996     205,600(2)        --         --            125,000        2,480
  Chairman of the Board and      1995     232,289           --         --             75,000        2,338
  Chief Executive Officer        1994     240,159       17,500         --             70,000        2,295

Frank J. Pocher................  1996     146,160(2)        --         --             75,000        1,918
  Director, Vice President,      1995     169,394           --         --             50,000        2,080
  Chief Financial Officer and    1994     185,891           --         --             20,000        1,878
  Treasurer

Walter A. Blattler, Ph.D.......  1996     141,900(2)        --         --             75,000        1,262
  Director and Senior Vice       1995     171,237           --         --             50,000        2,247
  President, Research and        1994     186,244           --         --             20,000        2,063
  Development

Dixie-Lee W. Esseltine, M.D....  1996     150,000           --         --             50,000        1,564
  Vice President, Medical        1995     150,000           --         --             25,000        1,968
  Affairs                        1994     138,154           --         --             14,000        1,800

Carol A. Gloff, Ph.D...........  1996     124,000(2)        --         --             50,000        1,582
  Vice President, Regulatory     1995     140,096           --         --             25,000        1,784
  Affairs                        1994     101,346(3)        --         --             50,000          372

- ---------------

(1) Includes amounts, if any, deferred by each individual under the ImmunoGen, Inc. 401(k) Plan and Trust.

(2) Fiscal 1995 numbers have been changed from those in the Company's 1995 Proxy Statement to reflect the decision by the Compensation Committee not to pay amounts withheld and deferred as part of a January 1995 voluntary 20% salary reduction for executive officers. As originally reported, salaries for Mr. Sayare, Mr. Pocher, Dr. Blattler, and Dr. Gloff were $258,978, $187,587, $189,657 and $156,192, respectively. Dr. Esseltine was not an executive officer in January 1995.
(3) Fiscal 1996 amounts include term life insurance premiums of $641 for Mr. Sayare, $457 for Mr. Pocher, $443 for Dr. Blattler, $468 for Dr. Esseltine and $387 for Dr. Gloff. Also included are matching 401(k) contributions of $1,839 for Mr. Sayare, $1,461 for Mr. Pocher, $819 for Dr. Blattler, $1,096 for Dr. Esseltine and $1,195 for Dr. Gloff.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding each stock option granted during fiscal year 1996 to each individual named in the Summary
Compensation Table.

                                                                                              POTENTIAL
                                                                                              REALIZABLE
                                                 PERCENT OF                                VALUE AT ASSUMED
                                   NUMBER OF       TOTAL                                   ANNUAL RATES OF
                                   SECURITIES     OPTIONS                                    STOCK PRICE
                                   UNDERLYING    GRANTED TO                                APPRECIATION FOR
                                    OPTIONS     EMPLOYEES IN                                OPTION TERM(3)
                                    GRANTED        FISCAL       EXERCISE     EXPIRATION   ------------------
NAME                                 (#)(1)       YEAR(%)      PRICE($)(2)      DATE       5%($)     10%($)
- ----                               ----------   ------------   -----------   ----------   -------    -------
Mitchel Sayare...................    125,000        20.6           2.50        3/22/06    196,530    498,045
Frank J. Pocher..................     75,000        12.4           2.50        3/22/06    117,918    298,827
Walter A. Blattler, Ph.D.........     75,000        12.4           2.50        3/22/06    117,918    298,827
Dixie-Lee W. Esseltine, M.D......     50,000         8.2           2.50        3/22/06     78,612    199,218
Carol A. Gloff, Ph.D.............     50,000         8.2           2.50        3/22/06     78,612    199,218

- ---------------

(1) All options were granted in March 1996 for fiscal 1996 and vest ratably over three years beginning on the date of grant. Under certain circumstances vesting of options may be accelerated and options may become fully exercisable.
(2) The exercise price was equal to the fair market value of the Common Stock on the date of grant.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted. These rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information as to each individual named in the Summary Compensation Table regarding the number of shares covered by both exercisable and unexercisable options as of June 30, 1996 and the value of unexercised options.

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS AT FISCAL YEAR-        IN-THE-MONEY OPTIONS
                             SHARES                                  END(#)               AT FISCAL YEAR-END($)(1)
                            ACQUIRED          VALUE        ---------------------------   ---------------------------
NAME                     ON EXERCISE(#)   REALIZED($)(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----                     --------------   --------------   -----------   -------------   -----------   -------------
Mitchel Sayare.........      102,000          237,966        289,792        133,208        357,251        125,000

Frank J. Pocher........           --               --        175,000         63,750        323,050         75,000

Walter A. Blattler,
  Ph.D.................           --               --        183,811         63,750        322,783         75,000

Dixie-Lee W. Esseltine,
  M.D..................           --               --         63,867         45,333         76,551         50,000

Carol A. Gloff,
  Ph.D.................           --               --         66,667         58,333         76,551         50,000

- ---------------

(1) Value is based on the last sale price per share ($4.00) on June 30, 1996, as reported on the Nasdaq National Market, less the applicable option exercise price. The options each have an exercise price equal to the fair market value of the Common Stock on the date of grant.
(2) Value realized is based on the difference between the option exercise price and the closing sale price on February 6, 1996, the date of the exercise of the option, as reported on the Nasdaq National Market.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     The Company has entered into employment agreements with Mr. Pocher, Dr. Blattler, Dr. Esseltine and Dr. Gloff. These agreements currently provide for annual salaries of $182,700 for Mr. Pocher, $177,375 for Dr. Blattler, $150,000 for Dr. Esseltine and $155,000 for Dr. Gloff. However, since the implementation of a voluntary 20% salary reduction for executive officers in January 1995, the annual salaries of Mr. Pocher, Dr. Blattler and Dr. Gloff have been reduced to $146,160, $141,900 and $124,000, respectively, and the Compensation Committee has determined not to repay any portion of the deferred salaries. These agreements may be terminated by either the Company or the executive officer upon 90 days' prior written notice. In addition, each agreement provides that the Company may terminate the employment of the executive officer at any time for cause (as defined in the agreement). The agreements with Dr. Blattler, Mr. Pocher and Dr. Esseltine also provide that the executive officer will not engage in any business competitive with the business of the Company, for a period of two years following termination of employment in the case of Dr. Blattler, for a period of six months following termination of employment in the case of Mr. Pocher and for a period of three months following termination of employment in the case of Dr. Esseltine.

     In making determinations of salary and benefits to be provided under the aforementioned employment agreements, the Compensation Committee took into consideration, in addition to contractual commitments, Company personnel policies and the benefits to the Company of an orderly transition.

     Contractual language is included in stock option agreements between the Company and members of its senior management group to the effect that in instances where (i) (A) a person becomes the beneficial owner of fifty percent or more of the voting securities of the Company, or (B) the Board of Directors of the Company approves a consolidation or merger of the Company whereby the shareholders of the Company would not retain fifty percent or more of the voting securities of the Company after the consolidation or merger, and (ii)(A) a material change is made in the Restated Stock Option Plan or an option granted thereunder (except as provided in Section 16(b) of the Plan), or (B) the affected employee is, within two years, terminated for any reason other than for cause, then all unvested options of the affected employee will become immediately exercisable.

STOCK PRICE PERFORMANCE GRAPH

     The graph and table below compare the cumulative total stockholder return on an annual basis on the Company's Common Stock for the period from June 28, 1991 through June 28, 1996 to the cumulative total returns on the Nasdaq Stock Market Index (U.S.) and the Nasdaq Pharmaceutical Stocks Total Return Index for the same period.


      Measurement Period          ImmunoGen,     NASDAQ Stock       NASDAQ
    (Fiscal Year Covered)            Inc.            Index      Pharmaceutical
    ---------------------         ----------     ------------   --------------
6/28/91                              100             100             100
6/30/92                               98             120             125
6/30/93                               52             151             108
6/30/94                               34             153              91
6/30/95                               31             204             120
6/28/96                               32             261             177

     The above graph and table assume $100 invested on June 28, 1991, with all dividends reinvested, in each of the Company's Common Stock, the Nasdaq Stock Market Index (U.S.) and the Nasdaq Pharmaceutical Stocks Total Return Index. The Nasdaq Pharmaceutical Stocks Total Return Index was prepared by the Center for Research in Security Prices. Upon written request by any shareholder, the Company will promptly provide a list of the companies comprising the Nasdaq Pharmaceutical Stocks Total Return Index.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     At the Meeting the number of directors will be fixed at six and six directors will be elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified.

     The enclosed Proxy, unless authority to vote is withheld, will be voted for the election of the nominees named herein as directors of the Company. The nominees are Mitchel Sayare, Walter A. Blattler, Ph.D., Michael R. Eisenson, Stuart F. Feiner, Donald E. O'Neill and Frank J. Pocher. The Board of Directors has no reason to believe that any nominee will become unavailable. However, in the event that any one or more of such nominees shall unexpectedly become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed Proxy, for such person or persons as may be designated by the Board of Directors.

COMMITTEES OF BOARD OF DIRECTORS AND MEETING ATTENDANCE

     Michael R. Eisenson, Stuart F. Feiner and Donald E. O'Neill currently serve on the Audit Committee. The Audit Committee reviews the engagement of the Company's independent accountants, reviews quarterly and annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

     Michael R. Eisenson, Stuart F. Feiner and Donald E. O'Neill currently comprise the Compensation Committee. The Compensation Committee reviews, approves and makes recommendations concerning the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation Committee also administers the Company's Restated Stock Option Plan.

     The Company does not have a standing Nominating Committee.

     During the fiscal year ended June 30, 1996, there were seven meetings of the Board of Directors, one meeting of the Audit Committee and two meetings of the Compensation Committee. In addition, from time to time, the members of the Board of Directors and its Committees act by unanimous written consent pursuant to Massachusetts law. During the fiscal year, no member of the Board attended fewer than 75% of the meetings of the Board and the Board Committees on which he served.

COMPENSATION OF DIRECTORS

     All non-employee Directors are entitled to receive cash compensation of $1,500 per Board meeting. Directors are also reimbursed for travel expenses incurred to attend Board meetings. No compensation is paid for attendance at, or activities related to, Audit or Compensation Committee meetings. In the case of Messrs. Eisenson and Feiner, these payments have been made to Harvard Management Company, Inc. and Inco Limited, respectively.

     Each non-employee Director who was a member of the Board as of July 9, 1992 was granted an option under the Restated Stock Option Plan to purchase 10,000 shares of the Company's Common Stock as of that date and will continue to receive such an option upon every fourth anniversary thereof (assuming he remains a non-employee Director). Options granted under the Restated Stock Option Plan become exercisable as to 25% of the shares on each anniversary of the date of grant if the optionee remains a non-employee Director of the Company on such date. The options have a term of ten years and exercise prices which are equal to the fair market value of the Common Stock on the date of grant. Messrs. Eisenson, Feiner and O'Neill, all non-employee Directors as of July 9, 1992, were each granted an option to purchase 10,000 shares as of that date at an exercise price of $11.50. Pursuant to an agreement among the Company, Aeneas Venture Corporation and Mr. Eisenson, grants of stock options in respect of Mr. Eisenson's service as a Director are granted directly to Aeneas Venture Corporation.

     A plurality of the votes cast at the Meeting is required to elect each nominee as a director.

 THE BOARD OF DIRECTORS RECOMMENDS THAT THE NUMBER OF DIRECTORS BE FIXED AT SIX
           AND RECOMMENDS THE ELECTION OF THE NOMINEES AS DIRECTORS.

         PROPOSAL 2: AUTHORIZATION TO ISSUE CONVERTIBLE PREFERRED STOCK

  Background

     In September 1996, the Company entered into an Agreement in Principle with Southbrook International Investments, Ltd. (the "Investor") granting the Company the right (the "Put Right") to require the Investor to purchase up to $12 million of Non-Voting Convertible Preferred Stock (the "Preferred Stock") from the Company in a series of private placements. The Preferred Stock is convertible into shares of the Company's Common Stock at a conversion price based on the market price for the Common Stock immediately preceding either the issuance date of the Preferred Stock or the conversion date, whichever is lower. See "Description of Preferred Stock -- Conversion and Conversion Price." The Company plans to exercise the first Put Right in October 1996 for the sale of 3,000 shares of Preferred Stock (the "Initial Shares") to the Investor for $3 million. The Investor agreed that the maximum number of shares issuable upon conversion of Initial Shares and exercise of the related warrant will not exceed 20% of the Company's outstanding Common Stock on the date of issuance, unless the Company obtains shareholder approval of this transaction. The Company may exercise its remaining Put Right in such amounts as to bring the cumulative investment up to $6 million, $9 million and $12 million on any date following January 1, 1997, April 1, 1997 and July 1, 1997, respectively, subject to obtaining shareholder approval of this Proposal.

     This Proposal is required for the Company to comply with the continued listing criteria of the Nasdaq National Market, on which the Company's Common Stock is traded. Neither the Massachusetts Business Corporation Law nor the Company's Restated Articles of Organization, as amended, requires the Company to obtain shareholder approval of the issuance of the Preferred Stock, the related warrants and the Common Stock underlying the Preferred Stock and warrants in the proposed private placement. However, because the Preferred Stock is potentially convertible, at a discount from the market price of the Common Stock on the date the Preferred Stock is issued, into more than 20% of the number of shares of Common Stock outstanding before the issuance of the Preferred Stock, shareholder approval of the portion of the issuance which may cause the 20% limit to be exceeded is required to maintain the Company's listing on the Nasdaq National Market.

     Pursuant to the Rules of the Nasdaq Stock Market, a Nasdaq National Market company must seek, with certain exceptions, shareholder approval prior to the sale or issuance of its common stock (or securities convertible into its common stock) equal to 20% or more of the common stock outstanding prior to the issuance, if the price of the common stock issued, or the conversion price in the case of convertible securities, is less than the market price of the common stock on the date of issuance. Based on 16,961,494 shares of Common Stock outstanding on September 23, 1996, the Company would exceed the 20% limit if it issued more than 3,392,300 shares of Common Stock on conversion of the Preferred Stock. Approval of this Proposal will enable the Company to issue additional Preferred Stock, if necessary, to finance its operations, and avoid disruption, delay and expense in seeking alternative financing. There can be no assurance that alternative financing will be available or that such financing, if available, will be on terms as favorable as the Proposal. Moreover, the Company will avoid the necessity of redeeming a portion of the Initial Shares if their conversion would result in the Company exceeding the 20% limit.

  Description of Preferred Stock

     The Company's Restated Articles of Organization, as amended, currently authorize the Company to issue up to 5,000,000 shares of Preferred Stock. The Board of Directors has the authority, subject to any limitations prescribed by Massachusetts law, to issue shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designations, preferences, voting powers, qualifications and special or relative rights or privileges of the shares of each series, without any further vote or action by the shareholders. The Board of Directors has authorized the issuance of 12,000 shares of Preferred Stock. In addition to this issuance of Preferred Stock, there are 2,500 shares of Series A Convertible Preferred Stock (the "Series A Stock") issued and outstanding. The Series A Stock ranks on a parity as to dividends and upon liquidation with the Preferred Stock.

     The following description summarizes certain terms of the Preferred Stock. This description is based on the Agreement in Principle with the Investor and is subject to further negotiation with the Investor. The definitive purchase agreement, registration rights agreement, Preferred Stock terms and warrants may contain additional terms or terms which have been modified from the terms described herein.

     Dividends. Holders of Preferred Stock are entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends at the rate per share (as a percentage of the stated value per share of $1,000), equal to 9% per annum, in cash or, at the Company's option, shares of Common Stock, in arrears on the conversion date. So long as any Preferred Stock remains outstanding, no dividend may be paid or set aside with respect to the Company's Common Stock, or any other class of stock ranking junior to the Preferred Stock in either payment of dividends or liquidation preference ("Junior Securities"), unless all dividends on the Preferred Stock for all past dividend periods have been paid.

     Voting. The Preferred Stock has no voting rights, except as otherwise provided by law; provided that the Company may not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock then outstanding, alter or change adversely the powers, preferences and rights given the Preferred Stock or authorize or create any class of stock ranking as to dividends or on liquidation senior to or pari passu with the Preferred Stock.

     Liquidation Preference. In the event of any liquidation, dissolution or winding-up of the Company, the holders of Preferred Stock are entitled to receive for each share held an amount equal to $1,000, plus accrued and unpaid dividends, before any distribution or payment is made to the holders of Junior Securities. A sale of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of will be deemed to be a liquidation.

     Conversion and Conversion Price. The Preferred Stock is convertible in whole or in part at the option of the holder at any time after the original issuance date. Provided that at least ten days has elapsed from the date the Securities and Exchange Commission (the "Commission") declared a registration statement effective under the Securities Act of 1933, as amended (an "Effective Registration Statement"), the Preferred Stock is convertible in whole by the Company at any time after four years from the original issue date.

     The conversion price for the Preferred Stock is the lesser of (i) the average of the closing bid price for the Company's Common Stock on the Nasdaq National Market (or on the principal securities exchange or other securities market on which the Common Stock is then being traded) (the "Market Price") for the five consecutive trading days prior to the original issuance date of the Preferred Stock, and (ii) the Applicable Percentage (defined below) of the average of the Market Price for the five consecutive trading days prior to the conversion date (subject to certain adjustments). The Applicable Percentage will be (i) 100%, if the conversion date is within forty days after the issue date of the Preferred Stock, (ii) 90%, if the conversion date is more than forty but less eighty days after issuance of the Preferred Stock, and (iii) 85%, if the conversion date is more than eighty days after issuance of the Preferred Stock.

     The conversion price is subject to adjustment in the event of the Company pays a stock dividend or makes a distribution in shares of its Common Stock or any class of stock rankings as to dividends or on liquidation senior to or pari passu with the Preferred Stock, payable in shares of its capital stock, or in the event of a subdivision, combination or reclassification of the Common Stock.

  Agreements Relating to the Put Right

     Warrants. As compensation for the Put Right granted by the Investor to the Company, the Company will issue warrants to the Investor to purchase 250,000 shares of the Company's Common Stock at 150% of the closing sale price of the Company's Common Stock on the date of issuance of the Put Right. If the conversion of the Initial Shares occurs after the eightieth day following its issue date, warrants to acquire an additional 250,000 shares of the Company's Common Stock will be issued to the Investor with an exercise price equal to 150% of the closing sale price of the Common Stock on the date of issuance of the warrants. Similarly, if conversion of any subsequent investment occurs after the eightieth day following its respective issue date, warrants to purchase a number of shares of the Company's Common Stock equal to 50% of the number of shares issued upon such conversion of the subsequent investment will also be issued, with an exercise price equal to 150% of the closing sale price of the Common Stock on the date of issuance of the warrants.

     Registration Rights. The Preferred Stock will be issued in a private placement transaction. Contemporaneous with each Preferred Stock issuance, the Company will enter into a registration rights agreement pursuant to which the Company will agree to file with the Commission a registration statement on Form S-3 within 25 days of the date of each Preferred Stock issuance covering the resale of the Common Stock underlying that Preferred Stock and the associated warrants. If any Registration Statement is not filed within the required twenty-five (25) days, the annual dividend rate will be increased to 18% until the registration statement is filed. The parties have agreed to negotiate in good faith with respect to a deadline for the declaration of effectiveness by the SEC of any registration statement and the consequences in the event that such registration statement is not declared effective by such deadline.

     Expenses. The parties will pay all of their own expenses in connection with this transaction, except that the Company will pay up to $10,000 of the Investor's legal fees and expenses. There are no commissions or placement fees payable by the Company in connection with this transaction. The Company has agreed to pay the expenses of preparing and filing the registration statements.

     Closing Conditions. As a condition to exercising the Put Right, the Company must represent at the time of such exercise that (i) the Company's Common Stock is listed on the Nasdaq National Market or the Nasdaq SmallCap Market, (ii) the average daily trading volume for the Company's Common Stock for the preceding sixty (60) days has been above 100,000 shares and during this sixty (60) day period, the average daily volume for any fifteen (15) consecutive days has not been below 60,000 shares, (iii) there is no material litigation pending against the Company, (iv) there have been no material adverse changes in the Company, (v) there have been no material changes in senior management, (vi) the registration statement(s) for the Investor's previous investment(s), if any, have been declared effective by the Commission, and (vii) the Company is then eligible to register the resale of securities on Commission Form S-3.

     Limitation of Ownership and Sale of Common Stock. The Investor will not acquire shares of Common Stock upon conversion of Preferred Stock or upon exercise of warrants if the conversion or exercise would result in the Investor owning more than 4.9% of the then outstanding shares of the Company's Common Stock. The Investor has also agreed not to sell a net number of shares of the Company's Common Stock in excess of the greater of 20% of the weekly volume (calculated based on the five trading-day period immediately prior to the date of any sale) in any given five trading day period and, on any given day, 20% of the volume on such day (the "Volume Restrictions"). If the Investor does not have a position in the Company's securities (either through Common Stock or a convertible security), the Investor, its affiliates and agents will not have and will not establish any short position (directly or indirectly) in the Company's Common Stock for a period of 30 days prior to the original issuance date or any conversion date. If the Investor has a position in the Company's securities, all sales will be subject to the Volume Restrictions.

  Use of Proceeds

     The Company anticipates using the net proceeds from the sale of the Preferred Stock to fund the Company's research and development programs for small-drug immunoconjugates and apoptosis screens, to fund the ongoing clinical development of Oncolysin B, and for general corporate purposes, including working capital. The amounts and timing of actual expenditures for each of these purposes could vary significantly depending upon the progress of the Company's research and development programs, the results of preclinical and clinical studies, the timing of any regulatory approvals, technological advances, the status of competitive products and the Company's determinations as to the commercial potential of its products. In addition, the Company's research and development expenditures will vary as programs are added, expanded or abandoned and as a result of variations in funding from potential future corporate partners. Because of its continuing losses from operations which are anticipated to continue for the foreseeable future, the Company will require significant levels of additional capital and intends to seek the necessary capital through additional equity or debt financing, arrangements with corporate partners or from other sources. No assurance can be given that the necessary funds will be available for the Company to finance its development on acceptable terms, if at all. If adequate funds are not available from operations or additional sources of financing, the Company could be forced to curtail or discontinue operations.

  Dilution

     The transactions which are the subject of this Proposal will result in dilution of the percentage ownership of the Company's current shareholders, and may, depending on the conversion price, result in dilution of the book value of the Company's Common Stock.

  Appraisal Rights

     The existing holders of the Company's Common Stock are not entitled to dissenters' rights of appraisal in connection with the consummation of the Proposal.

  Other Information

     If the Company would be required to issue upon conversion of the Initial Shares and the related warrant a number of shares of Common Stock equal to 20% or more of the number of shares of Common Stock outstanding on the issuance date, the Company has agreed to issue a number of shares equal to 19.9% of the outstanding shares and either: (a) as promptly as possible, and within sixty days, obtain such shareholder approval as required by the Rules of The Nasdaq Stock Market to issue the balance of the shares the to Investor; or (b) redeem the balance of the Preferred Stock, plus accrued and unpaid interest thereon. Failure to make a required redemption will result in the accrual of interest on the redemption amount at the rate of 18% per annum.

     The Investor is unaffiliated with the Company. No director or officer of the Company, or any of their associates, has any direct or indirect interest in the transactions which are the subject of the Proposal. The terms of the issuance of the Preferred Stock has been determined by negotiation between the Company and the Investor, and an assessment of the terms necessary to attract an investment in the Company.

  Reasons for Proposal

     The Board of Directors believes that approval of the Proposal is on the best interests of the Company and its shareholders. The proceeds of the issuance of the Preferred stock will assist the Company in continuing its development efforts. If the actual conversion prices would result in the Company issuing a number of shares of Common Stock to the Investor which is less than 20% of the number of shares of Common Stock outstanding prior to the issuance of the Preferred Stock, the Company would be able to issue the Preferred Stock without shareholder approval. However, the future price of the Company's Common Stock is not known. Accordingly, the conversion price may result in a number of shares of Common Stock being issued which exceeds the 20% limit and requires shareholder approval. In such event, management must be able to act expeditiously to prevent disruption of the Company's operations, and therefore, the Board of Directors believes it prudent to obtain shareholder approval at this time. The Company will continue to seek alternative sources of capital and, if it is able to obtain more favorable terms with any available alternatives, will not be obligated to exercise outstanding Put Rights.

     The affirmative vote of a majority of the total number of shares voted either for or against this Proposal at the Meeting is required to approve the Proposal, with abstentions and non-votes having no effect on the vote.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
        PROPOSAL TO APPROVE THE ISSUANCE OF CONVERTIBLE PREFERRED STOCK.

                              CERTAIN TRANSACTIONS

     The holders of approximately 792,769 shares of Common Stock (the "Registrable Securities") are entitled to certain rights to register such shares under the Securities Act of 1933, as amended, (the "Securities Act") for sale to the public pursuant to a Registration Rights Agreement by and among the Company and the holders of Registrable Securities, as amended (the "Registration Rights Agreement"). The holders of Registrable Securities include, among others, Aeneas Venture Corporation. Such holders have the right to require the Company, on not more than two occasions, whether or not the Company proposes to register any of its Common Stock for sale, to register all or part of their shares for sale to the public under the Securities Act, subject to certain conditions and limitations. In addition, holders of Registrable Securities may require the Company to register all or part of their shares on Form S-3 (or a successor short form of registration) if the Company then qualifies for use of such form, subject to certain conditions and limitations.

     The Registration Rights Agreement was amended on October 9, 1991 to limit the circumstances pursuant to which the registration rights granted thereunder may be transferred to third parties and to amend certain procedural requirements.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons holding more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Executive officers, Directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended June 30, 1996 the Company's executive officers, Directors and greater than 10% beneficial owners of its Common Stock complied with all applicable Section 16(a) filing requirements.

                              INDEPENDENT AUDITORS

     Coopers & Lybrand, independent accountants, audited the Company's financial statements for the fiscal year ended June 30, 1996. The Company expects that representatives of Coopers & Lybrand will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. The Company has selected Coopers & Lybrand to audit the Company's financial statements for the fiscal year ending June 30, 1997.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

     In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting in 1997, a shareholder proposal must be received by the Company no later than June 11, 1997. Proposals should be delivered in writing to ImmunoGen, Inc., 148 Sidney Street, Cambridge, Massachusetts 02139-4239.

     The Board of Directors does not know of any other matters which will be brought before the Meeting. If other business is properly presented for consideration at the Meeting, it is intended that the shares represented by the enclosed Proxy will be voted by the persons voting the Proxies in accordance with their judgment on such matters.

     In order that your shares may be represented if you do not plan to attend the meeting, and in order to assure the required quorum, please complete, sign, date and return your Proxy promptly.

                             AVAILABLE INFORMATION

     The Company is subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's Office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     The Company will provide without charge to each person to whom this Proxy Statement is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to ImmunoGen, Inc., 148 Sidney Street, Cambridge, MA 02139, telephone (617) 769-4242, and directed to the attention of the Chief Financial Officer.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following document filed by the Company with the Commission is incorporated herein by reference:

          Items 6, 7, 8 and 9 of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, filed pursuant to Section 13 or 15(d) of the 1934 Act (File Number 0-17999).

By order of the Board of Directors

JONATHAN L. KRAVETZ, ESQ.
Clerk

October 11, 1996

PROXY                           IMMUNOGEN, INC.                         PROXY

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                          OF IMMUNOGEN,INC. FOR THE
                        ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON NOVEMBER 12, 1996


The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated October 11, 1996, and does hereby appoint Mitchel Sayare and Frank J. Pocher, or either of them, the undersigned's attorneys-in-fact and proxies, with full power of substitution in each, for and in the name of the undersigned, with all the powers the undersigned would possess if personally present, hereby revoking any proxy heretofore given, to appear and represent and vote all shares of Common Stock of ImmunoGen, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at The Atrium, One Financial Center, Second Floor, Boston, Massachusetts on Tuesday, November 12, 1996, at 10:00 a.m. and at any adjournments thereof.

        PLEASE FILL IN REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE

- ----------------------------------------------------------------------------------------------------------------------------
                                                                                                      ----------------------
The shares represented hereby will be voted as directed herein.  If no                                  I plan to attend
direction is indicated, such shares will be voted FOR Item 1 and Item 2.                                  the meeting
                                                                                                      ----------------------

Item 1. ELECTION OF DIRECTORS:       Mitchel Sayare, Walter A. Blattler, Michael
                                     R. Eisenson, Stuart F. Feiner, Donald E.
                                     O'Neill and Frank J. Pocher


   FOR ALL          WITHHOLD
NOMINEES LISTED    AUTHORITY
 TO THE RIGHT      to vote for       In their discretion the proxies are authorized to vote upon such other business
(except those)     all nominees      as may properly come before the meeting or any adjournments thereof.
 crossed out)
   /  /               /  /           This proxy may be revoked in writing at
                                     any time prior to the voting thereof.



Item 2. To approve the proposal to issue 12,000
shares of the Company's Series B Convertible Preferred          Please date and sign exactly as name apprears on this card. Joint
Stock and related Common Stock purchase warrants, with          owners should each sign. Please give full title when signing as
the effect that, upon conversion of all shares of Series        executor, administrator, trustee, attorney, guardian for a minor,
B Stock and exercise of the warrants, the holders of the        etc. Signatures for corporations and partnerships should be in
Series B Stock could own in excess of 20% of the number         the corporate or firm name by a duly authorized person. Please
of shares of the Company's Common Stock outstanding on          return this proxy promptly in the enclosed envelope.
the date of issuance of the Series B Stock.

      FOR         AGAINST             ABSTAIN                   Signature:
                                                                          -----------------------------------------------
     /  /          /  /                /  /                     Signature:
                                                                          -----------------------------------------------
                                                                Date:
                                                                     ----------------------------------------------------
                                                                Date:
                                                                     ----------------------------------------------------

- --------------------------------------------------
 "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
 PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"
- --------------------------------------------------